                                                                      EXHIBIT 12

                        GTE CORPORATION AND SUBSIDIARIES

       CONSOLIDATED STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                             YEARS ENDED DECEMBER 31
                                        ------------------------------------------------------------------
                                           1997          1996          1995          1994          1993
                                        ----------    ----------    ----------    ----------    ----------
Net earnings available for fixed
  charges:
  Income from continuing operations...  $2,793,566    $2,798,270    $2,537,949    $2,440,869    $  971,978
  Add (deduct) --
     Income taxes.....................   1,624,000     1,613,261     1,466,426     1,532,482       567,747
     Interest expense.................   1,282,579     1,146,481     1,150,625     1,139,233     1,298,234
     Capitalized interest (net of
       amortization)..................     (12,917)      (34,984)      (22,971)       (6,045)       (3,421)
     Preferred stock dividends of
       Parent.........................          --            --         5,598         9,910        17,825
     Dividends on preferred securities
       of subsidiaries................     101,604       106,643        98,604        18,252        22,162
     Additional income requirement on
       preferred dividends of
       subsidiaries...................       6,789         9,640         9,664        11,426        12,739
     Minority interests...............     155,332       149,467       145,437       140,464       112,335
     Portion of rent expense
       representing interest..........     132,891       130,660       128,034       139,715       153,058
                                        ----------    ----------    ----------    ----------    ----------
                                         6,083,844     5,919,438     5,519,366     5,426,306     3,152,657
  Deduct -- Minority interests........    (280,206)     (263,122)     (246,678)     (242,937)     (236,944)
                                        ----------    ----------    ----------    ----------    ----------
     Adjusted earnings available for
       fixed charges from continuing
       operations.....................  $5,803,638    $5,656,316    $5,272,688    $5,183,369    $2,915,713
                                        ==========    ==========    ==========    ==========    ==========
Fixed Charges:
  Interest charges....................  $1,282,579    $1,146,481    $1,150,625    $1,139,233    $1,298,234
  Dividends on preferred securities of
     subsidiaries.....................     101,604       106,643        98,604        18,252        22,162
  Additional income requirement on
     preferred dividends of
     subsidiaries.....................       6,789         9,640         9,664        11,426        12,739
  Portion of rent expense representing
     interest.........................     132,891       130,660       128,034       139,715       153,058
                                        ----------    ----------    ----------    ----------    ----------
                                         1,523,863     1,393,424     1,386,927     1,308,626     1,486,193
  Deduct -- Minority interests........     (66,291)      (68,166)      (70,052)      (68,096)      (78,421)
                                        ----------    ----------    ----------    ----------    ----------
     Adjusted fixed charges...........  $1,457,572    $1,325,258    $1,316,875    $1,240,530    $1,407,772
                                        ==========    ==========    ==========    ==========    ==========
Ratio of Earnings to Fixed Charges --
  continuing operations...............        3.98          4.27          4.00          4.18          2.07
                                        ==========    ==========    ==========    ==========    ==========